Exhibit 99.1

Seattle Genetics Reports First Quarter 2005 Results

Bothell, WA — April 26, 2005 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported results for its first quarter ended March 31, 2005.

Net loss attributable to common stockholders for the first quarter of 2005 was $7.6 million, or $0.18 per share, compared to $8.9 million, or $0.24 per share, for the same period in 2004. The net loss attributable to common stockholders in the first quarter of 2004 included a non-cash preferred stock deemed dividend of $2.2 million.

Revenues for the first quarter of 2005 were $2.6 million, compared to $2.0 million in the first quarter of 2004. The increase is attributable to additional fees earned from ongoing technology agreements, including a milestone achieved during the quarter under the company’s antibody-drug conjugate (ADC) collaboration with Genentech and expansion of its ADC agreement with CuraGen Corporation.

Total operating expenses for the first quarter of 2005 were $10.8 million, compared to $9.2 million for the first quarter of 2004. This increase was primarily driven by expanded clinical trial activity for the company’s SGN-30, SGN-40 and SGN-15 product candidates, as well as growth of the company’s workforce and related laboratory expenses. Seattle Genetics had 137 employees as of March 31, 2005, up 21 percent from 113 as of March 31, 2004.

As of March 31, 2005, Seattle Genetics had $99.6 million in cash, cash equivalents, short-term and long-term investments, compared to $105.9 million as of December 31, 2004.

“Since the beginning of the year, we have made progress across multiple areas of our business, including expanding clinical trials of our three lead product candidates, in-licensing an anti-CD33 antibody program from Protein Design Labs and continuing to advance our ADC technology, marked by a preclinical milestone under our collaboration with Genentech and expansion of our agreement with CuraGen,” commented Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “We achieved record revenue in the first quarter from our ongoing technology collaborations and, based on our solid financial position, we have nearly three years of cash to fund our continued growth.”

Recent highlights include:

•	Reporting advances in preclinical programs and ADC technology at the 2005 Annual Meeting of the American Association for Cancer Research (AACR), demonstrating the substantial progress being made with Seattle Genetics’ product candidates as well as the utility of its ADC technology in the development of antibody-based therapies for cancer.

•	Entering into a license agreement with Protein Design Labs, Inc. (PDL) for exclusive rights to PDL’s anti-CD33 program for both unconjugated antibody and antibody-drug conjugate (ADC) applications, providing an immediate addition to Seattle Genetics’ preclinical product pipeline and a near-term clinical development opportunity.

•	Appointing David W. Gryska, an experienced biotechnology executive with substantial strategic and operational expertise, to the company’s Board of Directors.

•	Achieving a milestone under the company’s ADC collaboration agreement with Genentech, triggering an undisclosed payment to Seattle Genetics. The milestone was based on Genentech’s continued progress in preclinical development with an ADC utilizing Seattle Genetics’ technology.

•	Expanding the ADC collaboration with CuraGen Corporation when CuraGen exercised its option to designate a second antigen target under the companies’ existing agreement.

About Seattle Genetics

Seattle Genetics discovers and develops monoclonal antibody-based therapeutics to treat cancer and other human diseases. The company has built a diverse portfolio of product candidates targeted to many types of cancer, including three being tested in multiple ongoing clinical trials, SGN-30, SGN-15 and SGN-40, and four in preclinical development, SGN-35, SGN-70, SGN-75 and SGN-17/19. The product candidates encompass three platform technologies: genetically engineered monoclonal antibodies, antibody-drug conjugates (ADCs) and antibody-directed enzyme prodrug therapy (ADEPT). Seattle Genetics has developed leading ADC technology comprised of highly potent synthetic drugs and stable linkers for attaching the drugs to monoclonal antibodies. The company currently has license agreements for its ADC technology with Genentech, UCB Celltech, Protein Design Labs, CuraGen and Bayer and for its ADEPT technology with Genencor International. More information about Seattle Genetics can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward-looking, such as those, among others, relating to the company’s expectations for continued growth. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks related to adverse clinical results as our product candidates move into and advance in clinical trials, risks inherent in early stage development and failure by Seattle Genetics to secure collaborators. More information about the risks and uncertainties faced by Seattle Genetics is contained in the Company’s filings with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Tim Carroll, Chief Financial Officer

(425) 527-4150

tcarroll@seagen.com

Peggy Pinkston, Corporate Communications

(425) 527-4160

ppinkston@seagen.com

Seattle Genetics, Inc.

Condensed Statements of Operations

(Unaudited)

(In thousands except per share amounts)

	Three months ended March 31
	2005	2004
Revenues	$2,606	$1,972

Expenses
Research and development	8,975	7,548
General and administrative	1,845	1,632

Total operating expenses	10,820	9,180

Loss from operations	(8,214)	(7,208)
Investment income, net	661	543

Net loss	(7,553)	(6,665)
Noncash preferred stock deemed dividend	—	(2,244)

Net loss attributable to common stockholders	$(7,553)	$(8,909)

Basic and diluted net loss per share	$(0.18)	$(0.24)

Weighted-average shares used in computing basic and diluted net loss per share	42,067	36,548

Seattle Genetics, Inc.

Condensed Balance Sheets

(Unaudited)

(In thousands)

	March 31, 2005	December 31, 2004
Assets
Current assets
Cash, cash equivalents and short-term investments	$43,806	$37,137
Other current assets	2,107	2,771

Total current assets	45,913	39,908
Property and equipment, net	9,306	9,463
Long-term investments	55,780	68,761
Restricted investments	975	977

Total assets	$111,974	$119,109

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$4,765	$4,815
Deferred revenue	5,589	4,860

Total current liabilities	10,354	9,675

Deferred rent	488	472
Deferred revenue, net of current portion	4,284	5,129

Total long-term liabilities	4,772	5,601

Stockholders’ equity	96,848	103,833

Total liabilities and stockholders’ equity	$111,974	$119,109